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                                                                    Exhibit 99.3


                                DOMINO'S, INC.
                          30 Frank Lloyd Wright Drive
                              Post Office Box 997
                           Ann Arbor, MI  48106-0997


                           EXCHANGE AGENT AGREEMENT

                                 May 13, 1999


IBJ Whitehall Bank & Trust Company
One State Street
New York, NY 10004

Ladies and Gentlemen:

     Domino's, Inc., a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $275,000,000 aggregate principal amount of its 10d% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its outstanding 10d% Senior Subordinated Notes due 2009 (the "Original Notes"), of which $275,000,000 aggregate principal amount is outstanding. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated May 13, 1999 (the "Prospectus"), a copy of which is attached to this Agreement as Attachment A, proposed to be distributed to all record holders of the Original Notes. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Prospectus

     The Company hereby appoints IBJ Whitehall Bank & Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to IBJ Whitehall Bank & Trust Company.

     The Exchange Offer is expected to be commenced by the Company on or about May 17, 1999. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to the Exchange Offer.
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     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
June 15, 1999 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral, promptly confirmed in writing, or written notice to you no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. An oral notice shall promptly be confirmed in writing.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange OfferCConditions of the Exchange Offer." The Company will give oral or written notice of any amendment, termination or nonacceptance to you as promptly as practicable. Any oral notice shall promptly be confirmed in writing.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such pre-existing account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal, certificates for the Original Notes and confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility and any Agent's Message or other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Original Notes have otherwise been properly tendered or are covered by a Notice of Guaranteed Delivery. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will promptly return the defective items with an explanation to the presenters.

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     4.   With the approval of the Chief Executive Officer, President any Vice
President or the Chief Financial Officer of the Company (each an "Authorized Officer"), you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer. This approval, if given orally, is to be promptly confirmed in writing,

     5. Tenders of Original Notes may be made only as set forth in the section of the Prospectus captioned "The Exchange OfferCProcedures for Tendering" or in the Letter of Transmittal, and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this Section 5, Original Notes which the Company or any other party designated by the Company in writing shall approve as having been properly tendered shall be considered to be properly tendered and such approval, if given orally, shall be confirmed in writing.

     6. You shall advise the Company with respect to any Original Notes delivered subsequent to the Expiration Date and accept its instructions with respect to the disposition of such Original Notes. Those instructions, if given orally, are to be promptly confirmed in writing.

     7. You shall accept tenders: (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders; (b) in cases where the signing person, as indicated on the Letter of Transmittal, is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and (c) from persons other than the registered holder of Original Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Original Notes where so indicated, and as permitted, in the Letter of Transmittal and deliver certificates for Original Notes to the transfer agent for split-up and return any untendered Original Notes to the holder, or to such other person as may be designated in the Letter of Transmittal, as promptly as practicable after expiration or termination of the Exchange Offer.

     For the purposes hereof, to "accept" means to make the examination of documents presented in connection with a tender pursuant to Section 3 and to include such tender in your report of accepted tenders made pursuant to
Section 16.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes and cause such Original Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Original Notes tendered promptly after notice of acceptance of said Original Notes by the

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Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, or facsimile thereof, with any required signature guarantees or Agent's Message in lieu thereof, and any other required document. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, tenders of Original Notes pursuant to the Exchange Offer may be withdrawn by written notice, including a facsimile thereof, received by you from the holder at any time on or prior the Expiration Date.

     10. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given by the Company to you. This notice, if given orally, shall be promptly confirmed in writing.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange OfferCConditions of the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes, or effect the appropriate book-entry transfer of the unaccepted Original Notes, and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Original Notes or for unaccepted or withdrawn Original Notes shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.  As Exchange Agent hereunder you:

          (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of Original Notes, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

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provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

          (b) shall not be obligated to take any action hereunder other than as specifically set forth herein to be taken by you, which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may conclusively rely on an shall be fully protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

          (e) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from an Authorized Officer of the Company with respect to the Exchange Offer;

          (f) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes; and

          (g) may consult with your counsel, including staff counsel, with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or written opinion of such counsel.

     15. You shall take such action as may from time to time be requested by the Company or its counsel, Ropes & Gray, as well as such other action as you may reasonably deem appropriate, to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone request for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting, or withdrawing from, the Exchange Offer. The Company will furnish you with

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copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to Harry J. Silverman of the Company at: 30 Frank Lloyd Wright Drive, Post Office Box 997, Ann Arbor, MI 48106-0997.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Company and Ropes & Gray, counsel for the Company, and such other person or persons as they may request, weekly, and more frequently, if reasonably requested, up to and including the Expiration Date, as to the principal amount of the Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals of the items properly received, items improperly received and items covered by Notices of Guaranteed Delivery at the address set forth in Section 25 hereof, or as designated from time to time. You shall also provide the Company or any such other person or persons as the Company may request from time to time prior to the Expiration Date with such other information as the Company or such other person may reasonably request. In addition, you shall grant to the Company and such persons as the Company may request, access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and deliver said list to the Company at least five days prior to the Expiration Date or at such times as may otherwise be reasonably requested. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered and the aggregate principal amount of Original Notes accepted and deliver said list to the Company.

     17. All Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

     18. For services rendered as Exchange Agent hereunder you shall be entitled to a fee of $2,500 and you shall be entitled to reimbursement of your expenses, including fees and expenses of your counsel.

     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your obligations hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal, as they may be amended from time to time, on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

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     20.  The Company agrees to indemnify and hold you and your officers, directors, employees and agents harmless, in your capacity as Exchange Agent hereunder, against any liability, cost or expense, including reasonable attorney's fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, enforcement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action. You shall not compromise or settle any such action or claim without the consent of the Company. The provisions of this Section 20 shall survive the termination of this Agreement.

     21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     22. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

     23. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     24. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     25. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

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          If to the Company, to:

               Domino's, Inc.
               30 Frank Lloyd Wright Drive
               Post Office Box 997
               Ann Arbor, Michigan  48106-0997
               Attention: Chief Financial Officer
               Telephone: (734) 930-4540
               Facsimile: (734) 668-3661

          with a copy to:

               Ropes & Gray
               One International Place
               Boston, Massachusetts  02110
               Attention:  Mary E. Weber, Esq.
               Telephone: (617) 951-7391
               Facsimile:  (617) 951-7050

          If to the Exchange Agent, to:

               IBJ Whitehall Bank & Trust Company
               One State Street
               New York, NY  10004
               Attention: Reorganization Operations Dept.
               Telephone: (212) 858-2103
               Facsimile: (212) 858-2611

          with a copy to:

               IBJ Whitehall Bank & Trust Company
               One State Street
               New York, New York 10004
               Attention: Capital Markets Trust Services
               Telephone:  (212) 858-2657
               Facsimile:  (212) 858-2952

     26. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Except as provided in Section 17, upon any termination of this Agreement, you shall promptly deliver to the Company upon its written order any funds or property, including, without limitation, Letters of Transmittal and any other

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documents relating to the Exchange Offer, then held by you as Exchange Agent under this Agreement.

     27.  This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                              DOMINO'S, INC.

                              By:  ______________________________________
                                   Name:
                                   Title:



Accepted as of the date first above written:

IBJ WHITEHALL BANK & TRUST COMPANY

By: _________________________________________
    Name:
    Title:

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